Exhibit 99.1

NEW YORK, Aug. 31, 2016

Christine Hurtsellers Named CEO of Voya Investment Management

Matt Toms to succeed Hurtsellers as CIO of Fixed Income

Voya Financial, Inc. (NYSE: VOYA) announced today that Christine Hurtsellers has been named chief executive officer of Voya Investment Management, Voya Financial’s asset management business, effective Sept. 1, 2016. She will join Voya Financial’s Executive Committee and will report to Alain Karaoglan, Voya Financial’s chief operating officer and chief executive officer of Retirement and Investment Solutions.

Hurtsellers has served as chief investment officer of Fixed Income for Voya Investment Management since 2009. She succeeds Jeffrey Becker, who has decided to leave the firm for an opportunity at another company. Becker had served as CEO of Voya Investment Management since 2009.

“Christine possesses the unique combination of being an inspirational leader, an exceptional money manager and one of the brightest people in our industry,” said Karaoglan. “As chief investment officer of Fixed Income, she has overseen a dramatic turnaround in the performance of our fixed income assets, and this has been key to our recent business growth. Christine has tremendous passion for the business and has been an ardent champion of Voya Investment Management’s focus on being a reliable partner committed to reliable investing. I’m confident that her experience, knowledge and track record will continue to serve our clients well.”

Matt Toms will succeed Hurtsellers as chief investment officer of Fixed Income. Toms, who has served as head of Public Fixed Income for Voya Investment Management since 2011, will continue to report to Hurtsellers. At this time, there are no changes to portfolio management responsibilities among Voya Investment Management’s Fixed Income team.

“I am both honored and excited to be leading Voya Investment Management as we continue forward on our mission to help our clients achieve their financial goals with confidence,” said Hurtsellers. “Across the firm, we have experienced portfolio managers generating strong performance as well as talented, client-focused distribution groups and strong infrastructure teams. These professionals define the great, entrepreneurial culture that we have established and position us well to continue our momentum. I’m looking forward to working with all of my colleagues in Investment Management and across Voya to leverage our established market positions and take advantage of a number of growth opportunities.”

As CIO of Fixed Income, Hurtsellers led a team of more than 100 investment professionals with $134 billion in fixed income assets under management as of June 30, 2016. Since being appointed to her chief investment officer role in 2009, Hurtsellers and her team have driven a strong improvement in performance. For example, 94% of Voya Investment Management’s fixed income assets achieved above benchmark returns on a five-year basis as of June 30, 20161.

“I want to thank Jeff for his leadership and for all he has done to help Voya Investment Management grow and improve its financial performance over the past several years,” said Hurtsellers. “He established a great culture and guiding principles for the firm, and this has provided inspiration for us all. We wish Jeff the very best.”

“I am extremely grateful for the long, successful career that I have had at Voya, and I’m highly confident that the team will continue to achieve many great milestones,” said Becker. “After a more than 20-year career with Voya and its predecessor firms, the time has come for me to pursue new interests and – just as important – give new opportunities to the talented leaders at the firm.”

[1]	Metrics presented measure each investment product based on (i) rank above the median of its peer category within Morningstar (mutual funds) or eVestment (institutional composites) for unconstrained and fully-active investment products; or (ii) outperformance against its benchmark index for “index like”, rules based, risk-constrained, or client-specific investment products. Fixed Income excludes Senior Bank Loan assets. Senior Bank Loan includes mutual funds, institutional collective trusts and institutional advisory.

Prior to becoming CIO of Fixed Income, Hurtsellers was head of Structured Finance and also served on a mortgage-backed securities team that was responsible for the highly successful track record of the firm’s proprietary mortgage derivatives portfolios. Prior to joining the company as senior portfolio manager in 2004, Hurtsellers led the agency-guaranteed retained portfolio team at the Federal Home Loan Mortgage Corporation (“Freddie Mac”), with $650 billion in assets under management. She is a member of the U.S. Treasury Borrowing Advisory Committee. She earned a B.A. in finance with high honors from Indiana University Kelley School of Business and holds the chartered financial analyst designation.

In his most recent role, Toms oversaw the investment teams responsible for investment grade corporate, high yield corporate, securitized products, mortgage-backed securities, emerging market debt and money market strategies for Voya’s general account and third-party business. In this capacity, he has led the fixed income investment strategy and portfolio management process in partnership with Hurtsellers and is a lead portfolio manager on many of Voya’s multi-sector fixed income portfolios. Prior to joining Voya Investment Management, Toms worked with Calamos Investments, where he established and grew its Fixed Income business. He also previously held roles with Northern Trust and Lincoln National. Toms received a BBA from the University of Michigan and holds the chartered financial analyst designation.

A leading, active asset management firm, Voya Investment Management manages, as of June 30, 2016, more than $203 billion for affiliated and external institutions as well as individual investors. With 40 years of history in asset management, Voya Investment Management has the experience and resources to provide clients with investment solutions with an emphasis on equities, fixed income, and multi-asset strategies and solutions. Voya Investment Management was named by Pensions & Investments Magazine as a 2015 Best Place to Work in Money Management. For more information, visit voyainvestments.com. Follow Voya Investment Management on Twitter @VoyaInvestments.

Media Contacts:	Investor Contact:
Christopher Breslin	Darin Arita
(212) 309-8941	(212) 309-8999
Christopher.Breslin@voya.com	IR@voya.com

Kristopher Kagel (212) 309-6568 Kristopher.Kagel@voya.com

About Voya Financial®

Voya Financial, Inc. (NYSE: VOYA), helps Americans plan, invest and protect their savings — to get ready to retire better. Serving the financial needs of approximately 13 million individual and institutional customers in the United States, Voya is a Fortune 500 company that had $11 billion in revenue in 2015. The company had $466 billion in total assets under management and administration as of June 30, 2016. With a clear mission to make a secure financial future possible — one person, one family, one institution at a time — Voya’s vision is to be America’s Retirement Company™. The company is equally committed to conducting business in a way that is socially, environmentally, economically and ethically responsible — Voya has been recognized as one of the 2016 World’s Most Ethical Companies® by the Ethisphere Institute, and as one of the Top Green Companies in the U.S., by Newsweek magazine. For more information, visit voya.com. Follow Voya Financial on Facebook and Twitter @Voya.

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